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                                                                                                                   Exhibit 12

                                                  Michael Foods, Inc.
                                 Computation of ratio of earnings to fixed charges
                                                 For the Period Ended


                                                                                 Years ended                  Three
                                                                                 December 31,                Months    Three Months
                                                   ---------------------------------------------   Annual     Ended      3/31/2001
                                                   1996     1997       1998       1999    2000    Proforma  3/31/2001    Proforma
                                                   -------------------------------------------------------------------------------
Earnings:
        Income before income taxes and
          extraordinary items                     $(3,443) $55,449    $69,417    $74,666 $73,600  $19,718     $6,201       $ 3,664
Add:
        Fixed charges                               9,193   13,601     13,355     14,514  15,315   57,840      3,693        14,567
        Amortization of capitalized interest          572      572        572        572     572      572        143           143
Subtract:
        Interest capitalized                         (743)    (720)    (1,048)    (1,054)   (224)    (224)         0             0
                                                   -------------------------------------------------------------------------------
        Adjusted Earnings                         $ 5,579  $68,902    $82,296    $88,698 $89,263  $77,906    $10,037       $18,374
                                                   ===============================================================================

        Fixed Charges:
          Interest expensed and capitalized       $ 8,060  $12,024    $11,638    $12,972 $13,715  $52,900    $ 3,293       $13,332
          Interest portion of rentals               1,078    1,487      1,617      1,442   1,500    1,500        375           375
          Amortization of capitalized debt expense     55       90        100        100     100    3,440         25           860
                                                   -------------------------------------------------------------------------------
                                                  $ 9,193  $13,601    $13,355    $14,514 $15,315  $57,840    $ 3,693       $14,567
                                                   ===============================================================================

        Ratio of earnings to fixed charges           0.61x    5.06x      6.16x      6.11x   5.83x    1.35x      2.72x         1.26x
                                                   ===============================================================================
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